[L.A. GEAR LOGO]

                                          February 28, 1994

To our Shareholders:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of L.A. Gear, Inc., to be held Tuesday, April 19, at 10:00 a.m. at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

     It is important that you sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish.

     On behalf of the Board of Directors, I thank you for your cooperation and I look forward to seeing you on April 19th.

                                          Sincerely,

                                          /s/ Stanley P. Gold

                                          Stanley P. Gold
                                          Chairman of the Board
                                          and Chief Executive Officer

                                L.A. GEAR, INC.
                             2850 OCEAN PARK BLVD.
                         SANTA MONICA, CALIFORNIA 90405

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 19, 1994

TO THE SHAREHOLDERS OF L.A. GEAR, INC.

     Notice is hereby given that the annual meeting of shareholders of L.A. Gear, Inc. (the "Company") will be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on Tuesday, April 19, 1994, at 10:00 a.m., Los Angeles time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect a total of ten persons to the Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified as follows:

        a. To elect seven Directors by vote of the holders of Common Stock, voting as a separate class. The Board of Directors' nominees are:

           Walter C. Bladstrom                    Stephen A. Koffler
           Allan E. Dalshaug                      Ann E. Meyers
           Willie D. Davis                        Clifford A. Miller
           Mark R. Goldston

        b. To elect three Directors by vote of the holders of Series A Cumulative Convertible Preferred Stock, voting as a separate class. The Series A nominees are:

           Stanley P. Gold
           Robert G. Moskowitz
           Vappalak A. Ravindran

     2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the Board of Directors' selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending November 30, 1994.

     3. OTHER BUSINESS. To consider and act upon such other business as may properly come before the meeting.

     Section 2.11(b) of the Company's Bylaws provides for the nomination of directors to be elected by holders of the Company's Common Stock in the following manner:

     Notice of intention to make any nomination, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Company no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Company not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.

     Only shareholders of record at the close of business on February 21, 1994 will be entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                /s/ Thomas F. Larkins

                                                    Thomas F. Larkins
                                                        Secretary

Dated: February 28, 1994

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                L.A. GEAR, INC.
                           2850 OCEAN PARK BOULEVARD
                         SANTA MONICA, CALIFORNIA 90405
                                 (310) 822-1995

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 19, 1994

                                    GENERAL

        This Proxy Statement is furnished to the shareholders of L.A. Gear, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1994 Annual Meeting of Shareholders to be held at Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California on Tuesday, April 19, 1994 at 10:00 a.m. Los Angeles time and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about February 28, 1994.

        A separate form of Proxy applies to the Company's Common Stock and Series A Preferred Stock. Enclosed is a Proxy for the shares of stock held by you as of the close of business on February 21, 1994 (the "Record Date"). Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and timely received by the Company, be voted FOR the applicable nominees for director and FOR the ratification of the Board's selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending November 30, 1994.

                                     VOTING

        Only shareholders of record as of the Record Date are entitled to vote at the Meeting. The outstanding capital stock of the Company on that date consisted of 22,936,433 shares of common stock, without par value ("Common Stock"), and 1,000,000 shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock"). Trefoil Capital Investors, L.P. ("Trefoil") is the holder of all of the issued and outstanding shares of Series A Preferred Stock. A majority of the voting power of the outstanding shares of capital stock of the Company, represented in person or by Proxy, shall constitute a quorum for the transaction of business at the Meeting (the "Quorum"). Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

        With respect to the election of directors, the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), provide that as long as shares of Series A Preferred Stock having an aggregate stated value of at least $25 million are outstanding, and as long as Trefoil (or any successor which is controlled, directly or indirectly, by the officers or directors of Shamrock Capital Advisors, Inc. ("SCA"), a company which provides management and consulting services to Trefoil and companies in which Trefoil invests, including the Company) owns beneficially or of record more than a majority of the outstanding shares of Series A Preferred Stock (collectively, the "Requisite Conditions"), the holders of Series A Preferred Stock have the right, voting separately as a series, to elect three directors of the Company and the holders of Common Stock, voting separately as a single class, are entitled to elect the remaining directors.

        Except as set forth below, in the election of directors, the holders of all classes of capital stock of the Company are entitled to one vote per share. Each holder of Common Stock may cumulate his votes for directors, giving one candidate a number of votes equal to the product of the number of directors to be elected times the number of shares of Common Stock held by such holder, or he may distribute his votes on the same principle among as many candidates as he shall see fit. For a holder of Common Stock to exercise his cumulative voting rights, he must give notice at the Meeting, prior to the commencement of voting, of his intention to cumulate his votes. If any holder of Common Stock gives such notice, then every holder of Common Stock entitled to vote may cumulate his votes for candidates in nomination.

     The seven directors to be elected by the holders of Common Stock, voting as a separate class, shall be the seven candidates receiving the highest number of votes cast by holders of Common Stock. Discretionary authority to cumulate votes is hereby solicited by the Board and return of the Proxy shall grant such authority.

     The three directors to be elected by the holders of Series A Preferred Stock, voting as a separate class, shall be the three candidates receiving the highest number of votes cast by holders of Series A Preferred Stock. Trefoil, the holder of all of the outstanding shares of Series A Preferred Stock, has advised the Company that it intends to vote all shares of Series A Preferred Stock in favor of the individuals nominated by the holder of the Series A Preferred Stock.

     As to matters other than the election of directors, the Restated Articles provide that the holders of Common Stock and Series A Preferred Stock vote together as a single class. With respect to such matters, each share of Common Stock entitles the holder thereof to one vote; each share of Series A Preferred Stock entitles the holder thereof to ten votes (the number of votes which could be cast in such vote by the holder of the number of whole shares of Common Stock into which each share of Series A Preferred Stock is convertible on the Record
Date), with the Series A Preferred Stock having an aggregate of 10 million votes on such matters. As to matters other than the election of directors, an aggregate of 32,936,433 votes may be cast by the holders of Common Stock and Series A Preferred Stock.

     The proposal to ratify the appointment of Price Waterhouse as the Company's independent accountants for the fiscal year ending November 30, 1994 requires the affirmative vote of a majority of the Common Stock and Series A Preferred Stock represented and voting together as a single class at the Meeting (provided that such affirmative vote also represents a majority of the Quorum). Trefoil has advised the Company that it intends to vote all shares of Series A Preferred Stock in favor of the ratification of the appointment of Price Waterhouse as the Company's independent accountants.

                             ELECTION OF DIRECTORS

     The Company's Bylaws give the Board the power to set the number of directors at no less than eight nor more than fifteen. The size of the Company's Board is currently set at ten. The Restated Articles provide for the holders of Series A Preferred Stock, voting separately as a series, to elect three of the directors and for the holders of outstanding Common Stock to elect the balance. Accordingly, the Series A Preferred shareholders will elect three of the ten directors and the holders of Common Stock will elect seven directors. The directors so elected will serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

     If an amount equal to three full quarterly dividends with respect to the Series A Preferred Stock is at any time in arrears (provided certain conditions are satisfied), the number of directors will be increased from ten to fourteen and the holders of the Series A Preferred Stock will be entitled to elect an additional four directors. Such additional directors will continue in office and the holders of Series A Preferred Stock will continue to have such additional voting rights, until such time as all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full, at which time the terms of such additional directors will expire.

     The persons named as proxies in the enclosed form of Proxy were selected by the Board, and have advised the Board that, unless authority is withheld, they intend to vote the shares represented by them at the Meeting for the election of Walter C. Bladstrom, Allan E. Dalshaug, Willie D. Davis, Mark R. Goldston, Stephen A. Koffler, Ann E. Meyers and Clifford A. Miller, on behalf of the holders of Common Stock, and for the election of Stanley P. Gold, Robert G. Moskowitz, and Vappalak A. Ravindran, on behalf of the holders of Series A Preferred Stock. All nominees are current members of the Board of the Company.

     The Board knows of no reason why any nominee for director would be unable to serve as a director. If at the time of the Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the Proxy intend to vote for such substitutes as may be nominated by the Board or the holders of the outstanding shares of Series A Preferred Stock, as applicable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR TO BE ELECTED BY THE HOLDERS OF COMMON STOCK.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

     WALTER C. BLADSTROM was elected to the Board in April 1993. Mr. Bladstrom has served as an advisor to Fulcrum International, Ltd. ("Fulcrum"), an investment and financial advisory firm specializing in mergers and acquisitions, since 1991. Prior to that time, Mr. Bladstrom served as the Chairman of the Board and Chief Executive Officer of Fulcrum since 1987. Mr. Bladstrom has also served as a member of the Advisory Board of the Snider Entrepreneurial Center at The Wharton School since 1989. Mr. Bladstrom owns a 0.1 percent limited partnership interest in Trefoil. Age: 61

     ALLAN E. DALSHAUG has served as a Director of the Company since May 1986. Mr. Dalshaug has been Chairman of the Board and Chief Executive Officer of Sterling West Bancorp, a publicly held bank holding company, and its subsidiary, Sterling Bank, since 1982. Age: 62

     WILLIE D. DAVIS was elected to the Board in June 1992. Mr. Davis has served as President and Chief Executive Officer of All Pro Broadcasting, Inc., a Los Angeles broadcasting company, since 1976. Mr. Davis played professional football for ten years with the Green Bay Packers and for two years with the Cleveland Browns and was inducted into The Professional Football Hall of Fame in 1981. Mr. Davis also serves as a director of Wicor, Inc.; Sara Lee Corporation; Alliance Bank; MGM Grand Company; Kmart Corporation; Dow Chemical Company and Johnson Controls Inc. Age: 59

     MARK R. GOLDSTON joined the Company in October 1991 as President and Chief Operating Officer, and was subsequently elected to the Board in October 1991 to fill an existing vacancy on the Board. Prior to joining the Company, Mr. Goldston was a principal of Odyssey Partners, L.P., a leveraged buyout and investment firm, from September 1989 to October 1991. Mr. Goldston also served as Senior Vice President and Chief Marketing Officer of Reebok International, Ltd. from August 1988 to August 1989, and as President of Faberge USA, Inc. from December 1987 to August 1988. Age: 39

     STEPHEN A. KOFFLER has served as a Director of the Company since September 1991. Mr. Koffler has served as Executive Vice President and Director of Investment Banking of Sutro & Co., a brokerage and investment banking firm since October 1991. From May 1981 until September 1991, Mr. Koffler was employed by Merrill Lynch & Co. ("Merrill Lynch") and predecessor companies, and, until March 1991, was a Managing Director in the Investment Banking Division of Merrill Lynch. Mr. Koffler resigned as an officer of Merrill Lynch in March 1991 and acted as an employee and consultant to Merrill Lynch through September 1991.
Age: 51

     ANN E. MEYERS was elected to the Board in June 1992. Ms. Meyers has worked for various network and cable television stations (including CBS, ESPN, WTBS, Prime Network and Prime Ticket) as a broadcaster and sports commentator since 1983. Ms. Meyers played both amateur and professional women's basketball and participated in the Pan Am Games in 1975 and 1979 and the 1976 Olympic Games. Ms. Meyers was inducted into the Basketball Hall of Fame on May 10, 1993. Age:
38

     CLIFFORD A. MILLER was first elected to the Board by Trefoil (as the holder of all of the issued and outstanding shares of Series A Preferred Stock) in September 1992, with a term of service which expired on February 26, 1993. On February 17, 1993, Mr. Miller was re-appointed to the Board, effective February 26, 1993, to fill a vacancy on the Board. Mr. Miller has continued to serve as a director of the Company since that date. Mr. Miller has served as Chairman of The Clifford Group, Incorporated, a business consulting organization, since January 1992. From December 1986 through December 1991, Mr. Miller was an Executive Vice President and a Director of Great Western Financial Corporation and Great Western Bank. Mr. Miller has also served as a Senior Consultant to Shamrock Holdings, Inc. ("Shamrock") since 1978. Age: 65

NOMINEES FOR ELECTION BY HOLDERS OF SERIES A PREFERRED STOCK

     STANLEY P. GOLD has served as a Director since September 1991 and has held the positions of Chairman of the Board and Chief Executive Officer of the Company since January 1992. Mr. Gold has served since prior to 1987 as President, Chief Executive Officer, and a director of Shamrock, a holding company engaged primarily in radio and television broadcasting, real estate development and the making of investments. Since January 1, 1990, Mr. Gold has also served as President and Managing Director of Trefoil Investors, Inc. ("TII"), the general partner of Trefoil, as well as President and Managing Director of SCA. Mr. Gold is also a director of The Walt Disney Company, an international company engaged in family entertainment. Age: 51

     ROBERT G. MOSKOWITZ has served as a Director since September 1991. Since January 1990, Mr. Moskowitz has served as a Managing Director of TII and SCA. Mr. Moskowitz has also served as Executive Vice President of Shamrock since March 1989. Age: 41

     VAPPALAK A. RAVINDRAN was first elected to the Board by Trefoil (as the holder of all of the issued and outstanding shares of Series A Preferred Stock) in September 1992, with a term of service which expired on February 26, 1993. Effective February 26, 1993, Mr. Ravindran was appointed as one of the three directors elected by Trefoil. Mr. Ravindran has continued to serve as a director of the Company since that date. Mr. Ravindran has served as the Managing Director and President of Paracor Finance Inc. ("Paracor Finance", formerly Elders Finance, Inc.), a finance company, since July 1987. Mr. Ravindran has also served as the Chief Executive Officer of Paracor Company, Inc. ("Paracor"), an asset management company, since December 1991. Paracor Finance and Paracor are indirect wholly-owned subsidiaries of Fosters Brewing Group Ltd. of Australia. An affiliate of Paracor Finance is a limited partner in Trefoil. Mr. Ravindran is a director of Northwest Airlines, Inc., a commercial airline. Age:
46

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the accounting firm of Price Waterhouse to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending November 30, 1994. Price Waterhouse acted as independent accountants for the Company in respect of its fiscal year ended November 30, 1993. In accordance with the Board's resolution, its selection of Price Waterhouse as the Company's independent accountants for the current fiscal year is being presented to shareholders for ratification at the Meeting. The Company knows of no direct or material indirect financial interest of Price Waterhouse in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Members of Price Waterhouse will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of February 21, 1994 by each person or entity who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the Company's Common Stock as of such date. The table also reflects the ownership of the issued and outstanding shares of Series A Preferred Stock.

                                                     COMMON STOCK
 CLASS                                               BENEFICIALLY      PERCENT
OF STOCK               NAME AND ADDRESS                OWNED(1)       OF SHARES
- --------               ----------------              ------------     ---------
Common     Trefoil Capital Investors, L.P.            11,000,000(2)      33.40%
             c/o Trefoil Investors, Inc.
             4444 Lakeside Drive
             Burbank, CA 91510
Common     The Goldman Sachs Group, L.P.               1,949,840(3)       8.50%
             85 Broad Street
             New York, New York 10004
Common     Pentland Ventures Ltd.                      1,644,445(4)       7.05%
             c/o Pentland Group plc.
             The Pentland Centre
             Lakeside, Squires Lane
             Finchley N3 2Q1
             England
Common     Milberg Weiss Bershad Specthrie &           1,169,157(5)       5.10%
             Lerach, as Escrow Agent
             c/o 600 West Broadway, Suite 1800
             San Diego, CA 92101
Preferred  Trefoil Capital Investors, L.P.             1,000,000        100.00%
             c/o Trefoil Investors, Inc.
             4444 Lakeside Drive
             Burbank, CA 91510

- ---------------

(1) Unless otherwise indicated, each named entity has sole voting and investment power over the shares beneficially owned by it.

(2) Includes 10,000,000 shares that represent the shares of the Company's Common Stock issuable upon conversion of the shares of Series A Preferred Stock.

(3) In a joint filing on Schedule 13G, dated February 7, 1994, by The Goldman Sachs Group, L.P. and Goldman Sachs & Co., The Goldman Sachs Group, L.P. and Goldman Sachs & Co. reported shared voting power over 1,642,740 shares and shared dispositive power with respect to all of the reported shares.

(4) Includes 400,000 shares which Pentland Ventures Ltd. presently has the right to acquire by the exercise of options granted pursuant to the Stock Option Agreement, dated as of April 28, 1992, between L.A. Gear, Inc. and Pentland Ventures Ltd.

(5) Represents shares held by Milberg, Weiss, Bershad, Specthrie & Lerach as escrow agent on behalf of plaintiffs, members of the plaintiff classes and attorneys for the foregoing in connection with the Stipulations of Partial Settlement entered into by the Company with respect to three separate consolidated shareholder securities class action lawsuits, In Re L.A. Gear Securities Litigation, United States District Court, Central District of California, Master File CV-90-2832 KN(Bx); In Re L.A. Gear Securities Litigation II, United States District Court, Central District of California; Master File CV-91-0400 KN(Bx); and In Re L.A. Gear Securities
    Litigation III, United States District Court, Central District of
    California Master File CV-91-4039 MRP(JRx).

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned by (a) each of the directors of the Company (all nominees for election as directors are current members of the Board), (b) the Company's Chief Executive Officer and four other most highly compensated executive officers of the Company for the fiscal year ended November 30, 1993 (the "Named Executive Officers") and (c) all directors and executive officers of the Company as a group (15 persons). This information has been provided by each of the directors, nominees and executive officers as of February 21, 1994 at the request of the Company, and includes the number of shares which such persons have the right to acquire within 60 days of such date by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan (the "1986 Stock Option Plan"), 1992 Stock Option Plan for Eligible Nonemployee Directors (the "1992 Stock Option Plan for Eligible Nonemployee Directors"), and 1993 Stock Incentive Plan (the "1993 Stock Incentive Plan").

                                                                    COMMON STOCK
                                                                    BENEFICIALLY        PERCENT
                              NAME                                    OWNED(1)        OF SHARES(2)
                              ----                                 --------------     ------------
DIRECTORS ELECTED BY HOLDERS OF COMMON STOCK:
Mark R. Goldston.................................................       300,000(3)        1.29%
Stephen A. Koffler...............................................        35,000(3)         *
Allan E. Dalshaug................................................        29,600(4)         *
Clifford A. Miller...............................................        14,000(5)         *
Ann E. Meyers....................................................        11,000(5)         *
Walter C. Bladstrom..............................................        10,000(5)         *
Willie D. Davis..................................................        10,000(5)         *
SERIES A DIRECTORS
Stanley P. Gold..................................................       692,500(6)        2.94%
Robert G. Moskowitz..............................................        15,000(3)         *
Vappalak A. Ravindran............................................        12,000(7)         *
NAMED EXECUTIVE OFFICERS**
William L. Benford...............................................        46,808(8)         *
David F. Gatto...................................................        46,666(3)         *
Christopher M. Walsh.............................................        26,666(3)         *
All directors and executive officers as a group (15 persons).....     1,283,071(9)        5.32%

- ---------------

 * Less than 1%.

** Messrs. Gold and Goldston are also Named Executive Officers.

 (1) Unless otherwise indicated, each named individual has sole voting and investment power over the shares beneficially owned by him or her.

 (2) Shares which the person (or group) has the right to acquire within 60 days after February 21, 1994 are deemed to be outstanding in calculating the percentage ownership of the person (or group), but are not deemed to be outstanding as to any other person (or group).

 (3) Consists of shares which the individual has the right to acquire within 60 days after February 21, 1994 by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

 (4) Includes 5,940 shares owned by Mr. Dalshaug and his wife as trustees for a defined benefit pension plan of Personal Account Services, Inc., a corporation of which Mr. Dalshaug is the sole shareholder, 1,332 shares held by Sutro & Co. Incorporated as Trustee for the Individual Retirement Account of Allan Dalshaug, 1,328 shares held by Sutro & Co. Incorporated as Trustee for the Individual Retirement Account of Elva Dalshaug, Mr. Dalshaug's wife, and 15,000 shares which Mr. Dalshaug has the right to acquire within 60 days after February 21, 1994, by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

 (5) Includes 10,000 shares which the individual has the right to acquire within 60 days after February 21, 1994, by the exercise of stock options vested pursuant to the Company's 1992 Stock Option Plan for Eligible Nonemployee Directors.

 (6) Includes 15,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1994, by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan. Includes 577,500 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1994, by the exercise of stock options vested pursuant to the Company's 1993 Stock Incentive Plan.

 (7) Includes 10,000 shares which Mr. Ravindran has the right to acquire within 60 days after February 21, 1994, by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

 (8) Includes 46,666 shares Mr. Benford has the right to acquire within 60 days after February 21, 1994 by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

 (9) Includes 1,161,212 shares which the members of the group have the right to acquire within 60 days after February 21, 1994, by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan, 1992 Stock Option Plan for Eligible Nonemployee Directors and 1993 Stock Incentive Plan.

     Relying solely on (i) its review of Forms 3, 4 and 5 (and any amendments thereto) furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") by individuals who served as an executive officer or director of the Company, and persons who beneficially owned more than ten percent of a registered class of stock of the Company, during fiscal 1993 and (ii) written representations of the officers and directors of the Company, the Company believes that all of such Forms required to be filed by the foregoing reporting persons were filed on a timely basis.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board has various standing committees, including an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee.

     The Executive Committee is chaired by Mr. Gold, and its members are Messrs. Goldston and Moskowitz. The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the Board at a time when convening a meeting of the entire Board is not feasible.

     The Audit Committee is chaired by Mr. Dalshaug, and its members are Messrs. Koffler and Miller. The primary purposes of the Audit Committee are (i) to review the scope of the audit to be performed, (ii) to meet with the Company's independent accountants to review the results of the audit, (iii) to review with the Company's independent accountants the Company's internal accounting procedures and control, and (iv) to make recommendations regarding the selection of the Company's independent accountants.

     The Compensation Committee is chaired by Mr. Koffler, and its members are Messrs. Bladstrom, Dalshaug and Davis. The primary purposes of the Compensation Committee are to review the recommendations of the Chief Executive Officer and the President as to appropriate compensation for the Company's principal executive officers and certain other members of senior management and to make recommendations regarding compensation of such executive officers and members of senior management to the Board.

     The Nominating Committee is chaired by Mr. Miller, and its members are Messrs. Bladstrom and Ravindran and Ms. Meyers. The procedures for nominating directors, other than by the Board itself, are set forth in the Bylaws of the Company and in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. The Nominating Committee will consider any nominees recommended by shareholders in accordance with Section 2.11(b) of the Company's Bylaws which is set forth in full in the Notice of Annual Meeting of Shareholders. Such nominations should be delivered to Mr. Miller in care of the Company.

     The Stock Option Committee is composed of Mr. Davis, who chairs the Committee, and Ms. Meyers. The primary purposes of the Stock Option Committee are to (i) determine individuals to whom stock options will be granted under the Company's 1986 Stock Option Plan and the terms on which such options will be granted, (ii) determine individuals to whom options, stock appreciation rights, restricted stock, performance units and performance shares (collectively, "Awards") will be granted under the 1993 Stock Incentive Plan and the terms and conditions on which such Awards will be made and (iii) make periodic reports to the Board as to the status of the Company's 1986 Stock Option Plan and 1993 Stock Incentive Plan.

     During the fiscal year ended November 30, 1993, the Board held six meetings, the Audit Committee held four meetings, the Compensation Committee held nine meetings, the Nominating Committee held one meeting and the Stock Option Committee held three meetings. Each person who was a director of the Company during the fiscal year ended November 30, 1993 attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period in which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which he or she served during such year.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the current executive officers of the Company. Further information about Mr. Gold is presented in "ELECTION OF DIRECTORS -- Nominees for Election by Holders of Series A Preferred Stock." Further information about Mr. Goldston is presented in "ELECTION OF DIRECTORS -- Nominees for Election by Holders of Common Stock." Officers are appointed by and serve at the discretion of the Board.

         NAME              AGE                       POSITION
         ----              ---                       --------
Stanley P. Gold            51      Chairman of the Board and Chief Executive
                                   Officer
Mark R. Goldston           39      President and Chief Operating Officer
William L. Benford         51      Executive Vice President and Chief Financial
                                   Officer
David F. Gatto             32      Senior Vice President -- International
Christopher M. Walsh       44      Senior Vice President -- Operations
Robert H. Landes           38      Senior Vice President -- Sales
Robert S. Apatoff          35      Senior Vice President -- Marketing Services
Thomas F. Larkins          32      Senior Vice President, General Counsel and
                                   Secretary
Tracey C. Doi              33      Vice President and Controller
Victor J. Trippetti, Jr.   45      Vice President and Treasurer

     Stanley P. Gold was appointed Chairman of the Board and Chief Executive Officer of the Company in January 1992, and was elected to the Company's Board in September 1991.

     Mark R. Goldston joined the Company in October 1991 as President and Chief Operating Officer, and was subsequently elected to the Board in October 1991.

     William L. Benford was appointed Executive Vice President and Chief Financial Officer in January 1993. He joined the Company in September 1991 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Benford served as a Vice President of Shamrock Holdings of California, Inc. from January 1991 to September 1991. From September 1985 to December 1990, he was Senior Vice President and Chief Financial Officer of Central Soya Company, Inc., an international agri-business operation.

     David F. Gatto was appointed Senior Vice President -- International in January 1993. He joined the Company in September 1991 as Senior Vice
President -- Strategic Planning. Prior to joining the Company, he was a Manager of the L/E/K Partnership, a Boston-based management consulting firm, since July 1988. Mr. Gatto attended the Sloan School of Management at the Massachusetts Institute of Technology from September 1986 to May 1988.

     Christopher M. Walsh joined the Company in December 1991 as Senior Vice President -- Operations. From January 1989 to November 1991, Mr. Walsh was Vice President of Production at Reebok International, Ltd.

     Robert H. Landes was appointed Senior Vice President -- Sales in January 1994. He joined the Company as Vice President Sales -- National Accounts in March 1992, and from December 1992 to December 1993 was Vice President -- Sales. Prior to joining the Company, from May 1990 to March 1992, Mr. Landes was Regional Sales Manager and a member of the Design and Review Board of Gorham/Dansk, a division of Brown-Forman Corporation, a manufacturer and distributor of fine tabletop ware and gifts. From September 1987 to May 1990, Mr. Landes was Director of Investment Properties of Raskin Matza Cohen Corp., a real estate management and investment properties company.

     Robert S. Apatoff was appointed Senior Vice President -- Marketing Services in January 1994. He joined the Company in December 1991 as Vice
President -- Marketing Services. Prior to joining the Company, Mr. Apatoff was Vice President -- National Promotions, Sports Marketing and Advertising of Reebok International, Ltd. from May 1989 to December 1991. Prior to that, Mr. Apatoff was Director of National Promotions of Anheuser-Busch, Inc., a beverage company, from June 1983 to May 1989.

     Thomas F. Larkins was appointed Senior Vice President, General Counsel and Secretary of the Company on February 15, 1994. Prior to joining the Company, he was associated with the law firm of Fried, Frank, Harris, Shriver and Jacobson from June 1989 to January 1994. Prior to that, Mr. Larkins was an attorney with the law firm of Pillsbury, Madison & Sutro from February 1987 to May 1989.

     Tracey C. Doi was appointed Vice President and Controller of the Company in January 1994. She joined the Company in April 1990 as General Accounting Manager, and served as Assistant Controller from July 1990 to December 1993. Prior to that, Ms. Doi was Director of Financial Reporting of Management Company Entertainment Group, Inc., a diversified, international entertainment company, from July 1988 to April 1990.

     Victor J. Trippetti, Jr. was appointed Vice President and Treasurer of the Company in January 1994. He joined the Company as Manager -- Budgets in October 1989, served as Director -- Financial Planning from April 1990 to May 1992 and has served as Treasurer from June 1992. Prior to that, Mr. Trippetti was Director -- Financial Planning of Host Marriott International (formerly Marriott Corporation), an international hospitality corporation, from February 1989 to October 1989.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation (cash and non-cash, plan and non-plan) paid to each of the Named Executive Officers for services rendered in all capacities to the Company during the three fiscal years ended November 30, 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE


                                                                                LONG TERM COMPENSATION
                             ANNUAL                                       ----------------------------------
                          COMPENSATION                                     AWARDS                  PAYOUTS
                       ------------------                                 ---------               ----------
         (A)            (B)        (C)         (D)            (E)            (F)         (G)         (H)         (I)
                                                          OTHER ANNUAL   RESTRICTED   SECURITIES               ALL OTHER
 NAME AND PRINCIPAL    FISCAL                             COMPENSATION      STOCK     UNDERLYING     LTIP     COMPENSATION
      POSITION          YEAR    SALARY($)    BONUS($)        ($)(4)       AWARDS($)   OPTIONS(#)  PAYOUTS($)      ($)
 ------------------    ------   ---------    --------     ------------    ---------   ----------  ----------  ------------
Stanley P. Gold         1993      25,750(1)         0              0          0         750,000        0              0
Chairman of the         1992      32,000(2)         0              0          0               0        0              0
  Board and Chief       1991      11,500(2)         0              0          0          20,000        0              0
  Executive Officer
Mark R. Goldston        1993     750,000            0          4,617(5)       0         250,000        0          4,497(8)
President and Chief     1992     750,015      100,000(3)     179,690(6)       0               0        0              0
  Operating Officer     1991     100,962      100,000(3)           0          0         400,000        0              0
William L. Benford      1993     325,000            0              0          0               0        0          4,497(8)
Executive Vice          1992     325,000            0              0          0               0        0          4,364
  President and Chief   1991      62,500            0              0          0          70,000        0              0
  Financial Officer
David F. Gatto          1993     275,000            0              0          0               0        0          4,125(8)
Senior Vice President   1992     244,981            0              0          0               0        0              0
  International         1991      36,923            0              0          0          70,000        0              0
Christopher M. Walsh    1993     220,000            0          2,477(5)       0               0        0              0
Senior Vice President   1992     211,538            0         52,756(7)       0          40,000        0              0
  Operations            1991           0            0              0          0               0        0              0

- ---------------

(1) In fiscal 1993, Mr. Gold earned $25,750 for his service as a director of the Company. The fees paid to Mr. Gold for his service as a director are the customary fees paid to nonemployee directors. See "DIRECTOR COMPENSATION."

(2) In fiscal 1992, Mr. Gold earned $32,000 for his service as a director of the Company. Such amount excludes $11,500 earned by Mr. Gold for service as a director during fiscal 1991 and paid to Mr. Gold during fiscal 1992.

(3) Pursuant to his prior employment agreement with the Company, Mr. Goldston received a $200,000 sign-on bonus, of which $100,000 was paid on each of October 15, 1991 and April 15, 1992.

(4) Perquisites and other personal benefits paid to each Named Executive Officer (other than Messrs. Gold, Goldston and Walsh, as disclosed in column (e)) in each instance aggregated less than the lesser of $50,000 and ten percent (10%) of the total of annual salary and bonus reported for such Named Executive Officer in columns (c) and (d). Accordingly, such information is omitted from the Summary Compensation Table as permitted by the rules and regulations of the Securities and Exchange Commission.

(5) These amounts were reimbursed by the Company during fiscal 1993 for the payment of taxes.

(6) Pursuant to his prior employment agreement with the Company, Mr. Goldston was paid $125,000 in reimbursement for certain relocation expenses (including $57,294 of tax liability reimbursed by the Company). During fiscal 1992, the Company also approved the payment of $54,690 to Mr. Goldston as reimbursement of additional relocation expenses.

(7) Pursuant to his employment agreement with the Company, Mr. Walsh was paid $36,253 in reimbursement of certain relocation and temporary living expenses. The amount set forth in column (e) for Mr. Walsh also includes $16,503 of tax liability reimbursed by the Company.

(8) Each of Messrs. Goldston, Benford and Gatto deferred a portion of his annual salary pursuant to the 401(k) portion of the Company's Employee Stock Savings Plan. The amount shown represents a contribution, valued at $4,497,

    $4,497 and $4,125, respectively, made by the Company pursuant to the employee stock ownership plan portion of its Employee Stock Savings Plan. The Matching Contribution is held in shares of the Company's Common Stock. Messrs. Goldston, Benford and Gatto will be fully vested under the Employee Stock Savings Plan on November 30, 1997.

     Stock Options Granted in Fiscal 1993. The following table sets forth information concerning individual grants of stock options made by the Company during the fiscal year ended November 30, 1993 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights during fiscal 1993.

                                 OPTION GRANTS
                   IN THE FISCAL YEAR ENDED NOVEMBER 30, 1993

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION FOR
                                             INDIVIDUAL GRANTS                                 OPTION TERM(8)
                      ----------------------------------------------------------------     ----------------------
        (A)              (B)             (C)               (D)              (E)               (F)         (G)
                      NUMBER OF
                      SECURITIES      % OF TOTAL
                      UNDERLYING   OPTIONS GRANTED
                       OPTIONS     TO EMPLOYEES IN    EXERCISE PRICE
        NAME          GRANTED(#)    FISCAL YEAR(3)      ($/SHARE)      EXPIRATION DATE       5%($)       10%($)
        ----          ----------   ----------------   --------------   ---------------     ---------   ----------
Stanley P. Gold.....    750,000(1)       62.41%          $  11.55(4)      10/19/2003(6)    5,233,976   13,465,344
Mark R. Goldston....    250,000(2)       20.80%          $ 11.375(5)      10/19/2003(7)    1,788,409    4,532,198
William L. Benford..          0              0                  0                 --               0            0
David F. Gatto......          0              0                  0                 --               0            0
Christopher M. Walsh          0              0                  0                 --               0            0

- ---------------

(1) These options were granted pursuant to the Company's 1993 Stock Incentive Plan on October 19, 1993. One-half of the total number of options granted were exercisable on and after October 19, 1993, an additional 27% of the options were exercisable on and after December 31, 1993, and an additional 23% of the options are exercisable on and after December 31, 1994. Vesting may be accelerated in the event of a Change in Control (as defined in the Company's 1993 Stock Incentive Plan) of the Company. Vesting of the options shall cease immediately upon termination of Mr. Gold's services as Chief Executive Officer of the Company.

(2) These options were granted pursuant to the Company's 1986 Stock Option Plan on October 19, 1993. One-third of the total number of options granted are exercisable on each of the first, second and third anniversaries of the option grant. In the event that, prior to December 31, 1994, Trefoil, together with its Affiliates (as defined in Rule 13b-2 under the Exchange
    Act), shall no longer beneficially own (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, Common Stock or securities convertible into or exchangeable for Common Stock representing at least 12% of the then outstanding shares of Common Stock, Mr. Goldston shall be entitled to purchase 100% of the total number of shares covered by the options. Vesting may be accelerated in the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

(3) In fiscal 1993, the Company granted 1,201,666 options to employees.

(4) Equal to the fair market value (determined by the average, for each of the five consecutive trading days immediately preceding October 19, 1993, of the last sale price of a share regular way on the New York Stock Exchange (NYSE) Composite Tape) of such stock on the date the options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(5) Equal to the closing price of the Company's Common Stock on the grant date (October 19, 1993). The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(6) The options granted to Mr. Gold under the Company's 1993 Stock Incentive Plan shall remain exercisable for two years following termination of Mr. Gold's service as a director, to the extent that such options were vested and exercisable as of the date Mr. Gold's service as a director terminated. If Mr. Gold's service as a director terminates due to death, the options which were exercisable as of the date of death shall be exercisable for two years. However, in no event will Mr. Gold's options be exercisable after October 19, 2003.

(7) The options granted to Mr. Goldston under the Company's 1986 Stock Option Plan shall terminate 270 days after the termination of Mr. Goldston's employment unless (i) such termination was by reason of death or disability, in which case the options shall be exercisable within eighteen months, as a result of death, or one year as a result of disability, after the date of such termination of employment or (ii) such termination was for cause, in which case the option shall terminate within ten business days of the date of such termination of employment. However, in no event, will Mr. Goldston's options be exercisable after October 19, 2003.

(8) Based upon the $11.55 per share fair market value for Mr. Gold's options on the date of grant and an annual appreciation of such fair market value through the expiration date of such options at the stated rate. Based upon the $11.375 per share market price for Mr. Goldston's options on the date of grant and an annual appreciation of such market price through the expiration date of such options at the stated rate. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, are dependent on the future performance of the Common Stock, as well as, respectively, Messrs. Gold and Goldston's continued employment through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended, and any applicable state laws.

     Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the fiscal year ended November 30, 1993 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                          AGGREGATED OPTION EXERCISES
                 IN THE FISCAL YEAR ENDED NOVEMBER 30, 1993 AND
                         FISCAL YEAR-END OPTION VALUES


         (A)               (B)           (C)                        (D)                                  (E)
                                                       NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT                  "IN-THE-MONEY"
                          SHARES        VALUE                 FISCAL YEAR-END(#)                 OPTIONS FISCAL YEAR-
                        ACQUIRED ON    REALIZED               EXERCISABLE ("E")/                      END($)(1)
         NAME           EXERCISE(#)      ($)                 UNEXERCISABLE ("U")              EXERCISABLE/UNEXERCISABLE
         ----           -----------    --------        -------------------------------        -------------------------
Stanley P. Gold.......       0             0                 390,000(E)/380,000(U)                     $0/$0
Mark R. Goldston......       0             0                 300,000(E)/350,000(U)                     $0/$0
William L. Benford....       0             0                  46,666(E)/23,334(U)                      $0/$0
David F. Gatto........       0             0                  46,666(E)/23,334(U)                      $0/$0
Christopher M. Walsh..       0             0                  13,333(E)/26,667(U)                 $13,333/$26,667

- ---------------

(1) Options are "in-the-money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth in column (e) represent the difference between the closing price of the Company's Common Stock on November 30, 1993 and the exercise price of the options, multiplied by the applicable number of options.

                               DIRECTOR COMPENSATION

     The Company pays to Mr. Gold and each nonemployee director $1,250 per month, $1,000 for each Board meeting attended and $1,000 ($1,250 for the committee chairperson) for each committee meeting attended and reimburses such person for all expenses incurred by him or her in his or her capacity as a director of the Company. In light of Mr. Gold not receiving any salary or other cash compensation for services rendered as an officer of the Company, the Board authorized the payment to Mr. Gold of directors' fees in the amount customarily paid to the Company's nonemployee directors. During fiscal 1993, Mr. Gold earned $25,750 in directors' fees. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION -- Chief Executive Officer."

     Under the 1992 Stock Option Plan for Eligible Nonemployee Directors, each eligible nonemployee director automatically receives a one-time grant of an option to purchase 20,000 shares of Common Stock upon his or her (i) initial election to the Board or (ii) appointment by the Board to fill a vacancy left by the termination of the directorship (for any reason) of any director who had previously been elected to the Board by vote of the holders of shares of Common Stock of the Company. Pursuant to this plan, on April 13, 1993, Walter Bladstrom and Clifford Miller were each granted stock options to acquire 20,000 shares of Common Stock each, at an exercise price per share of $9.75, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Tape on the date of grant.

     Upon his election to the Board of Directors on April 13, 1993, Vappalak Ravindran received a grant of an option to purchase 20,000 shares of Common Stock under the Company's 1986 Stock Option Plan at an exercise price per share of $9.75, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Tape on the date of grant.

     The Board of Directors approved the engagement of Ann Meyers as a consultant to establish a women's basketball promotion program for a period of one year (with options to extend for two additional one-year periods) at an annual compensation of $75,000, effective as of November 1, 1993.

     Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify such persons against expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by such person in connection with legal proceedings in which the person was involved by reason of being a director or officer of the Company. The indemnification generally is available if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Such person is not indemnified in respect of matters as to which he or she has been adjudged liable to the Company unless a court determines that, under the circumstances, he or she is reasonably entitled to such indemnification.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

     Pursuant to an employment agreement, dated as of October 19, 1993, Mark R. Goldston serves as the President and Chief Operating Officer of the Company. The agreement, which commenced October 19, 1993, continues until October 31, 1998. Under the agreement, Mr. Goldston receives an annual base salary of $750,000 and is eligible to participate in any employee benefit plans then in effect for similarly situated employees, during Mr. Goldston's employment, including the Company's management incentive plan based on excess return on capital, which the Company anticipates will be adopted for fiscal years beginning after November 30, 1993. In addition, on October 19, 1993, Mr. Goldston was granted stock options for 250,000 shares of Common Stock at an exercise price of $11.375 per share, the closing price of the Common Stock on the commencement date of Mr. Goldston's employment agreement.

     The employment agreement, dated as of October 19, 1993, between Mr. Goldston and the Company superseded an employment agreement, dated as of September 25, 1991, pursuant to which Mr. Goldston served as the President and Chief Operating Officer of the Company. The prior agreement, which commenced October 7, 1991, had a three-year term with automatic one-year extensions unless either the Company or Mr. Goldston provided notice to the other that the term would not be extended. The new employment agreement maintains Mr.
Goldston's annual base salary of $750,000. Under the prior employment agreement, Mr. Goldston received a $200,000 sign-on bonus, of which $100,000 was paid on each of October 15, 1991 and April 15, 1992, and was reimbursed $179,690 for relocation expenses and other expenses incurred by Mr. Goldston, after adjustment for income taxes. In addition, under the prior agreement, Mr. Goldston was granted stock options for 400,000 shares of Common Stock at an exercise price of $12.625 per share, the closing price of the Common Stock on the commencement date of Mr. Goldston's employment. Mr. Goldston did not receive any discretionary cash bonus for the fiscal years ended November 30, 1991, 1992, and 1993 under either the prior agreement or the new agreement.

     Pursuant to an employment agreement, dated as of September 16, 1991 (as amended), William L. Benford serves as Executive Vice President and Chief Financial Officer of the Company. The agreement (as amended) has a three-year term. Under the agreement, Mr. Benford receives an annual base salary of $325,000 and is eligible to receive a discretionary cash bonus at the end of each of the Company's fiscal years during Mr. Benford's employment. No such bonus was paid by the Company for the fiscal years ended November 30, 1991, 1992 and 1993. In addition, Mr. Benford was granted stock options for 70,000 shares of Common Stock at an exercise price equal to $12.125 per share, the closing price of the Common Stock on the commencement date of Mr. Benford's employment.

     The employment agreements with each of Messrs. Goldston and Benford permit the termination of such agreements by such individuals within one year of the date on which Trefoil beneficially owns Common Stock, or securities convertible into or exchangeable for Common Stock, representing less than 12% (prior to December 31, 1994), in the case of Mr. Goldston, and 10%, in the case of Mr. Benford, of the then outstanding shares of Common Stock of the Company. If any such termination is for "Good Reason" (e.g., assignment of duties materially inconsistent with the employee's position, material change in reporting responsibilities or titles, etc.), these employment agreements provide that the terminated employee shall receive his salary, at the then-current annual rate, for the remainder of the term of such agreements.

     Pursuant to an employment agreement, dated as of September 16, 1991 (as amended), David F. Gatto served as Senior Vice President -- International of the Company. The agreement had a two-year term, which commenced September 30, 1991, and expired September 30, 1993. Under the agreement, Mr. Gatto received an annual base salary of $240,000 during the first year of his employment term and $275,000 during the second year of his employment term. Under this agreement, Mr. Gatto was also eligible to receive a discretionary cash bonus at the end of each of the Company's fiscal years during Mr. Gatto's employment. No such bonus was paid by the Company for the fiscal years ended November 30, 1991, 1992 and 1993. In addition, Mr. Gatto was granted stock options for 70,000 shares of Common Stock at an exercise price equal to $12.625 per share, the closing price of the Common Stock on October 7, 1991. Mr. Gatto is currently employed on an at-will basis as Senior Vice President -- International of the Company and at the annual base salary of $275,000.

     Pursuant to an employment agreement, dated as of November 22, 1991, Christopher M. Walsh serves as Senior Vice President -- Operations of the Company. The agreement has a three-year term, which commenced December 9, 1991 and which is subject to automatic one-year extensions unless either the Company or Mr. Walsh provides written notice to the other, at least 180 days prior to the end of the term (or any extension thereof), that the term will not be extended. Under the agreement, Mr. Walsh receives an annual base salary of $220,000 and is eligible to receive a discretionary cash bonus at the end of each of the Company's fiscal years during the term of Mr. Walsh's employment. No such bonus was paid by the Company for the fiscal years ended November 30, 1991, 1992 and 1993. Pursuant to the agreement, the Company has reimbursed Mr. Walsh approximately $58,598 (including $52,756 for certain relocation and temporary living expenses and the repayment of taxes in fiscal 1992, $2,477 for reimbursement for the payment of taxes in fiscal 1993, and $3,365 for the reimbursement of certain relocation expenses in fiscal 1993) for certain relocation and temporary living expenses. In addition, Mr. Walsh was granted stock options for 40,000 shares of Common Stock at an exercise price equal to $10.375 per share, the closing price of the Common Stock on the commencement date of Mr. Walsh's employment.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee of the Board consists of Stephen A. Koffler (chair), Walter C. Bladstrom, Allan E. Dalshaug and Willie P. Davis. Stanley P. Gold, Chairman of the Board and Chief Executive Officer of the Company, served as chair of the Compensation Committee until April 13, 1993, when the Board appointed Mr. Bladstrom to the Compensation Committee and Mr. Gold ceased to be a member of the Compensation Committee.

     Mr. Koffler is an Executive Vice-President of Sutro & Co. Incorporated. On December 24, 1992, the Company completed a private sale of $50 million aggregate principal amount of 7 3/4% Convertible Subordinated Debentures due 2002 (the "Debentures"). The Debentures are convertible into shares of Common Stock at a conversion rate of $12.30 per share and are redeemable by the Company at any time on or after November 30, 1995, initially at a specified premium to par, declining to par for redemptions on or after November 30, 2000. The issue was sold through Kidder, Peabody & Co. Incorporated and Sutro & Co. Incorporated. Sutro & Co. Incorporated purchased its Debentures at a discount of $375,000.

     Mr. Gold serves as President and Managing Director of SCA. Pursuant to a three year management agreement, dated May 27, 1991, between the Company and SCA (the "Services Agreement"), SCA consults with, and provides advice to, the officers and employees of the Company concerning matters (i) relating to the Company's financial policies and the development and implementation of the Company's business plans and (ii) generally arising out of the business affairs of the Company. SCA renders such services to the Company on a non-exclusive basis. SCA's compensation for such management and consulting services was $500,000 in the first year of SCA's engagement to provide services under the Services Agreement (a "Service Year") and $600,000 in the second Service Year, and will be $700,000 in the third Service Year. The Company also (i) reimburses SCA for all of its reasonable out-of-pocket costs and expenses (including, without limitation, the fees and disbursements of its counsel) incurred in connection with the performance of its services under the Services Agreement and
(ii) pays customary directors' fees to the officers and directors of SCA serving as directors of the Company. See "DIRECTOR COMPENSATION."

     The Services Agreement may be terminated at any time, with or without cause, by SCA or the Company. Except in the circumstances described below, any such termination of the Services Agreement by the Company shall not relieve the Company from its obligations to pay to SCA any unpaid portion of the total amount of fees due to SCA thereunder and to reimburse SCA for any and all expenses incurred by SCA in connection with, the performance of its services thereunder. If (i) Trefoil's investment in the Company, at any time during the term of the Services Agreement, is less than $25 million or (ii) during the three-year period ending on September 12, 1994, SCA provides services to, or invests in, any entity (other than the Company or any of its affiliates) engaged solely in the athletic footwear business or in a competitive business, then the independent directors of the Company may elect to terminate the Services Agreement and, upon such termination, the Company shall be obligated to pay to SCA all amounts due thereunder, other than compensation not yet due and payable to SCA for any remaining Service Year. The Company has also agreed to indemnify SCA against all claims, liabilities, expenses, losses or damages (including, without limitation, the reasonable fees and disbursements of its counsel) related to or arising out of actions taken by SCA pursuant to the terms of the Services Agreement; provided that such liabilities do not result primarily from actions taken, or omitted to be taken, by SCA in bad faith or due to SCA's gross negligence or willful misconduct. The Company's obligations to indemnify SCA shall survive any termination of the Services Agreement by the Company or SCA.

     Mr. Gold also serves as President and Managing Director of TII, the general partner of Trefoil. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Transactions in Connection with the Sale of Series A Preferred Stock" for a description of certain transactions between Trefoil and the Company.

        Stanley P. Gold, Chairman of the Board and Chief Executive Officer of the Company, is a member of the Board of Directors of SCA, TII, Shamrock and various direct and indirect subsidiaries of Shamrock. Robert G. Moskowitz, a member of the Company's Board, is an executive officer of SCA, TII, Shamrock and various direct and indirect subsidiaries of Shamrock. R. Rudolph Reinfrank, who was a member of the Company's Board until his resignation on February 26, 1993, was an executive officer of SCA, TII and Shamrock until February 1993.

     The Board of Directors approved the engagement of Ann Meyers as a consultant to establish a women's basketball promotion program for a period of one year (with options to extend for two additional one-year periods) at an annual compensation of $75,000, effective as of November 1, 1993.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee (the "Committee") is currently composed of Stephen A. Koffler (chair), Walter C. Bladstrom, Allan E. Dalshaug and Willie P. Davis, four non-employee directors. During fiscal 1993 until April 13, 1993, Stanley P. Gold served as chair and a member of the Compensation Committee. Mr. Gold was not a member of the Committee at the time his compensation was considered or approved by the Committee. The Stock Option Committee consists of Mr. Davis (chair) and Ann E. Meyers.

     The primary duties of the Committee include (i) reviewing the compensation levels of the Company's principal executive officers and certain other members of senior management, (ii) administering the Company's incentive bonus plans,
(iii) consulting with and making recommendations to the Company's Stock Option Committee regarding the Company's overall stock option grant policy and/or awards to be granted under the Company's 1986 Stock Option Plan and 1993 Stock Incentive Plan and (iv) related matters. During fiscal 1993, decisions regarding the employment of any person with annual compensation of $125,000 or greater (or raises to a new annual compensation rate of $125,000 or greater) required approval by the Committee and decisions regarding annual compensation levels of $150,000 or greater, or employment terms in excess of two years, were required to be reviewed with the Board and were subject to Board approval.

     Recently enacted Section 162(m) of the Internal Revenue Code generally places restrictions on the deductibility of compensation paid to specified executive officers in excess of $1 million per year (on a per person basis), with certain exceptions. This limit on deductibility is applicable only with respect to taxable years beginning on or after January 1, 1994. The Company's fiscal year begins on December 1st of each calendar year. Accordingly, Section 162(m) does not apply to compensation paid by the Company during fiscal 1993 or fiscal 1994. However, during fiscal 1994 the Committee expects to consider adoption of a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) beginning in fiscal 1995.

COMPENSATION PHILOSOPHY

     The key objectives of the Company's executive compensation programs are to:

          - Attract and retain qualified management.

          - Provide substantial incentives for management to maximize the value of the Company.

          - Limit the shareholder cost of management incentive compensation to a reasonable percentage of incremental shareholder value.

     During fiscal 1993, the Company retained an independent compensation consulting firm (the "Consultant") to assist the Committee in reviewing the Company's executive compensation programs and in accomplishing any modifications of existing programs, or the establishment of new programs, which would better enable the Company to achieve the overall objectives of its executive compensation philosophy.

     The Company's executive compensation program consists of three basic elements -- base salaries, cash and deferred incentive bonuses and stock options.

        BASE SALARIES. Base salaries for management employees reflect competitive salary levels for positions of similar responsibility, individual experience and the riskiness of the Company's total compensation program. The

Committee believes that its incentive bonus plan and fixed share stock option grant guidelines allow for substantially greater compensation risk than typical competitive bonus and stock option plans and that it is therefore appropriate to provide base salaries that exceed median competitive levels. The level of base salaries paid by the Company to its management employees (other than Mr. Gold) during fiscal 1993 was approximately 18% above the median level relative to the Compensation Peer Group (as defined below). The Company uses the compensation levels of consumer products companies, apparel companies and footwear companies, adjusted for differences in company size and position responsibility, to determine competitive compensation levels (the "Compensation Peer Group"). Most of the companies in the Compensation Peer Group are in the S&P 500 and some are in the S&P Shoes Index, each of which indices has been used for purposes of comparison in the Stock Performance Graph at page 21.

     Executive salaries are reviewed by the Compensation Committee on an annual basis and may be increased at that time. Salary increases, if any, are based primarily on the overall performance of the Company during the preceding fiscal year, as measured in terms of roughly equally-weighted criteria such as (i) annual long-term sales and earnings growth, (ii) market share gains, (iii) progress toward achieving the Company's turnaround objectives (principally a return to profitability on an annual basis) and (iv) return to shareholders. The Committee also considers the individual performance of the executive, measured in terms of (i) the executive's business results (i.e., divisional or departmental results as appropriate), (ii) the achievement of various managerial objectives and personal development goals, and (iii) the assumption of increased responsibilities by the executive (whether by reason of promotion, the Company's long-term restructuring program or otherwise). Pursuant to the terms of his employment agreement with the Company, Mr. Gatto's base salary increased from $240,000 to $275,000 for the second year of his employment term (October 1, 1992-September 30, 1993). No other salary increases were granted to the Chief Executive Officer or any of the Company's next four highest paid senior executive officers (the "Named Executive Officers") for fiscal 1993 and 1994. No discretionary salary increases were granted to executive officers during fiscal 1993 as a result of the Company's failure to meet the foregoing criteria.

     Base salaries provided for Messrs. Gatto, Goldston, Benford and Walsh pursuant to their respective employment agreements were set at levels designed to attract those individuals believed to be the most qualified to develop and implement the Company's long-term restructuring program. As such agreements expire or are extended, in setting base salaries the Committee considers all of the criteria used to determine salary increases as discussed above. However, as a consequence of its desire to retain the services of those individuals spearheading the implementation of the Company's restructuring program, the Committee determined not to reduce base salaries for any Named Executive Officers whose contracts expired or were extended in fiscal 1993 based on any failure to meet those criteria.

     CASH AND DEFERRED INCENTIVE BONUSES. During fiscal 1993, management employees (other than the Chief Executive Officer) participated in a management incentive program (the "MIP") administered by the Committee. Bonuses payable under the MIP were conditioned upon the Company's attainment of pre-determined minimum earnings for the year. This minimum was established following Board approval of the Company's 1993 budget and was set at 75% of budgeted earnings before interest and taxes. Awards were based on the achievement of the Company's earnings performance objectives set by the Committee based on the achievement of budgeted earnings before interest and taxes above the minimum earnings threshold. In addition, if the earnings performance objectives were met, discretionary awards could be granted under the MIP which would take into account the achievement of individual performance objectives such as achievement of sales and marketing plans, achievement of cost control and containment plans, new product development and managerial leadership. Bonuses payable under the MIP were limited to a maximum 50% of base salary in the case of senior management, decreasing to an amount equal to 20% of base salary for lower management-level employees. Awards under the MIP, if any, are determined annually, after the close of each fiscal year. The Company did not meet the targeted financial goals for fiscal 1993 and, thus, no awards were made under the MIP for fiscal 1993.

        Beginning with fiscal 1994, the Committee, based in part upon the recommendations of the Consultant and the Company's Chief Executive Officer, President and Chief Financial Officer, has recommended to the Board that the MIP be modified to provide generally for awards based on improvements in economic value added ("EVA"). EVA is a measure of economic profit after all costs including the cost of the Company's equity and equity-related capital. The EVA bonus plan is based on three key concepts: a target bonus; a fixed share of EVA improvement in excess of expected EVA improvement ("excess EVA improvement"); and a bonus bank. The EVA bonus earned is equal to the sum of the target bonus plus the fixed share of excess EVA improvement (which may be negative). The bonus earned is credited to the bonus bank, and the bonus paid is equal to the amount of the bonus bank balance, up to the amount of the target bonus, plus 1/3 of the bonus bank balance in excess of the target bonus. No bonus is paid when the bonus bank balance is negative (or when the Company has a net operating loss after tax), and negative bonus bank balances are carried forward to offset future bonuses earned. There is no cap on the bonus awards that can be achieved for superior levels of excess EVA improvement.

     The Committee believes that excess EVA improvement provides the best operating performance measure of shareholder returns in excess of the cost of equity and equity-related capital. The plan is designated to provide strong performance incentives for the Company's management by aligning management compensation with increases in shareholder value represented by excess EVA improvement. It is the Committee's intention that management's share of excess EVA improvement will not be increased to offset the effects of poor performance nor reduced to offset the effects of superior performance. The expected EVA improvements required to earn a target bonus will calibrate on the basis of the Company's stock price at the time the plan is adopted and are intended to be consistent with investor expectations at that time.

     Target bonuses for plan participants reflect a premium above median competitive bonus opportunities. The Committee believes that the premium is appropriate in light of the risk of the EVA bonus plan. The Committee believes that the EVA bonus plan provides very strong performance incentives as well as a reasonable balance between the Company's retention objectives and acceptable shareholder cost.

     In addition, if the operating performance objectives are met, the EVA bonus plan also provides that a portion of an individual's target bonus may be excluded from the bonus calculation based on EVA improvement and be allocated to bonus awards based on individual performance objectives to be determined by the Committee in consultation with senior management. Bonus awards based on individual performance objectives would be subject to caps.

STOCK OPTIONS

     The Company uses stock option grants to attract and retain qualified managers and to provide incentives for management to increase shareholder value. During the past two and a half years, the Company's stock option grant policy with respect to senior management had been aimed at inducing qualified candidates to accept offers of employment or promotion (including any required relocations). With the process of assembling a new management team to effectuate the Company's restructuring efforts begun in 1991 now substantially completed, the Committee believes that a regular stock option grant policy should be adopted to help ensure equity between recently hired and longer tenured employees and to continue to provide strong performance incentives to increase shareholder value.

     Upon the recommendation of the Consultant, the Committee proposed to the Board and Stock Option Committee that the Company adopt a Triennial Stock Option Grant Program with grant guidelines for each level of the Company's management employees. Pursuant to that Program, a fixed number of stock options would be granted to senior management once every three years. The options would be granted at an exercise price equal to the fair market value of the Company's Common Stock on the grant date, and would vest annually in one-third increments on December 1, 1994, December 1, 1995 and December 1, 1996. Although the Consultant recommended that the first round of grants under the Triennial Stock Option Grant Program be made in fiscal 1995, the Committee believes that the Program should be accelerated to fiscal 1994 in light of the absence of any bonus payments or discretionary salary increases for senior management during the past two fiscal years.

        It is the Committee's intention to maintain the proposed stock option grant guidelines on a fixed share basis and not make adjustments to maintain the expected value of the triennial grant at a targeted competitive level. It is the Committee's belief that competitive adjustments substantially weaken management's performance incentive because they offset poor performance by increasing the number of shares granted and penalize superior performance by reducing the number of shares granted. The recommended grant guidelines were established at share levels that initially provided options with an expected value in excess of the median long-term incentive values of the Compensation Peer Group. However, the expected value of the proposed grant guidelines relative to competitive long-term incentive values has, and will continue to, fluctuate based on the performance of the Company's stock.

     The 250,000 stock options granted to Mr. Goldston in October 1993 were made based on the grant guidelines recommended by the Compensation Committee relating to the Triennial Stock Option Grant Program.

     Based upon the recommendations of the Company's Chief Executive Officer, President and Chief Financial Officer, on February 15, 1994 the Committee proposed to the Board and the Stock Option Committee that the Company's current employees (other than Mr. Gold) who were eligible to participate in the Company's 1993 MIP be awarded a special one-time grant of stock options (the "Special Grant"). The number of options to be granted pursuant to the Special Grant was set by first assuming that each participant earned a theoretical payout at 100% of their bonus opportunity under the 1993 MIP. This amount was then divided by the closing price of the Common Stock on the NYSE Composite Tape on January 14, 1994, the date on which senior management developed the Special Giant proposal. As a result, approximately 200,000 stock options would be granted under the Special Grant. These options would be issued at the fair market value of the Company's Common Stock on the grant date and would not be vested until December 1, 1994, the first day of the Company's 1995 fiscal year.

     The Committee believes that the Special Grant is an appropriate recognition of the contributions made by the Company's new management team during the past two years, a period in which no cash bonuses were paid to senior management. Furthermore, the Committee believes that the Special Grant also provides significant short term performance incentives to increase shareholder value, with a minimal potential dilutive effect on earnings per share of common stock outstanding. The Committee also concluded that the Special Grant would serve to assist the Company in achieving its retention objectives regarding the Company's management personnel at a reasonable cost and without requiring the Company to make any additional cash payout.

     All stock option grants recommended by the Committee were approved by the Stock Option Committee. The recommendations of the Committee were the predominant factors influencing the decision of the Stock Option Committee regarding the granting of stock options. Pursuant to the 1986 Stock Option Plan and the 1993 Stock Incentive Plan, the Stock Option Committee has sole discretion regarding the granting of options.

CHIEF EXECUTIVE OFFICER

     At Mr. Gold's request, he did not receive any salary or other cash compensation during fiscal 1993 for his services as Chief Executive Officer of the Company. In light of the foregoing, the Board authorized the payment to Mr. Gold of directors' fees in the amount customarily paid only to non-employee directors of the Company. During fiscal 1993, Mr. Gold earned $25,750 in directors' fees.

     During fiscal 1993, the Committee sought to create a compensation arrangement for Mr. Gold which (i) is equitable in relation to the fair (i.e., risk adjusted expected) value of compensation packages offered to chief executive officers in other turnaround situations and (ii) provides the entire fair value in the form of stock options without any guaranteed compensation (thereby honoring Mr. Gold's request that he not receive any cash compensation (other than directors' fees) from the Company). In order to analyze the competitive market, the Consultant identified seventeen "turnaround" companies, each of which met two or more of the following criteria: (i) chief executive officer hired from outside the company, (ii) deteriorating performance prior to the hiring of a new chief executive officer, (iii) consumer products industries, and (iv) similar size to the Company.

        In reaching its recommendations, the Committee also reviewed Mr. Gold's performance since his appointment to the post of Chief Executive Officer in January 1992 and the progress the Company is making in achieving its turnaround objectives. The Committee also evaluated whether Mr. Gold's compensation should be adjusted in view of the Services Agreement between the Company and SCA. Mr. Gold is a director, shareholder and president of SCA. The Committee reviewed with members of senior management the services provided by SCA under the Services Agreement and the payments made to SCA by the Company with respect thereto and concluded that Mr. Gold's services as Chief Executive Officer was unrelated to, and not duplicative of, the management services provided under the Services Agreement. The Committee also noted that the Services Agreement was entered into simultaneously with Trefoil's $100 million investment in September 1991 and at a time when Mr. Gold was not an employee of the Company. Accordingly, the Committee concluded that the compensation to be awarded to Mr. Gold as Chief Executive Officer should not be reduced by virtue of the Services Agreement. However, the Committee did conclude that an adjustment to the indicated compensation based on peer group analysis should be made in light of Mr. Gold's outside business commitments which would preclude him from devoting his exclusive business energies on behalf of the Company. The Committee also concluded that an adjustment to Mr. Gold's compensation should not be made to account for the September 1991 grant to Mr. Gold of 20,000 stock options (with an exercise price equal to the fair market value of a share of the Company's Common Stock on the grant date) upon Mr. Gold's appointment to the Board. The Committee believes that such grant is unrelated to the services Mr. Gold is now performing as the Company's Chief Executive Officer and that similar grants are made to non-employee directors upon their first election or appointment to the Board.

     In arriving at the number of options to be granted to Mr. Gold, the Committee relied on the Consultant's estimate of a competitive four-year total compensation package for a newly hired chief executive officer of a turnaround company of similar size. The Consultant's estimate was based on a regression analysis which related the hire date expected value of such chief executive officer's four-year total compensation package to the market value of the turnaround company at the hire date. The competitive compensation value, adjusted for Mr. Gold's partial time commitment to L.A. Gear as described above, was converted into a one-time stock option grant based on a Black-Scholes ratio value of .625, and a vesting discount factor of .940.

     The 750,000 options were granted to Mr. Gold pursuant to the Company's 1993 Stock Incentive Plan on October 19, 1993. One-half of the total number of options granted were exercisable on and after October 19, 1993, and additional 27% of the options were exercisable on and after December 31, 1993, and an additional 23% of the options are exercisable on and after December 31, 1994 (provided that Mr. Gold continues to serve as the Company's Chief Executive Officer on such date). Vesting may be accelerated in the event of a Change in Control of the Company. The options remain exercisable for two years following termination of Mr. Gold's service as a director of the Company to the extent the options were vested and exercisable as of the date Mr. Gold's services as a director terminated. The exercise price of the options is $11.55 per share, the average fair market value of the Company's Common Stock for the five trading days immediately preceding the date of grant. The Company believes that Mr. Gold's compensation arrangement reflects the above-described executive compensation philosophy of the Company designed to align closely management compensation with improved financial performance and increased shareholder value.

                                          COMPENSATION COMMITTEE
                                          Stephen A. Koffler, Chairman
                                          Walter C. Bladstrom
                                          Allan E. Dalshaug
                                          Willie D. Davis
                                          Stanley P. Gold

                                          STOCK OPTION COMMITTEE
                                          Willie D. Davis, Chairman
                                          Ann E. Meyers
February 23, 1994

     The Report of the Compensation and Stock Option Committees on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Exchange Act and shall not otherwise be deemed filed under such Acts.

                  PERFORMANCE GRAPH FOR L.A. GEAR COMMON STOCK
                             ("PERFORMANCE GRAPH")

     The Performance Graph compares the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock () with (i) the Standard & Poor's 500 Stock Index (/ /) and (ii) the Standard & Poor's Shoes Index which is composed of Reebok, Nike, Stride Rite Corporation, Genesco, Inc. and Brown Group, Inc. (), and assumes an investment of $100 on December 1, 1988 in each of the Common Stock, the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes Index.

     The historical stock price performance of the Common Stock shown on the Performance Graph set forth below is not necessarily indicative of future price performance.

     The Performance Graph which is set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act and shall not otherwise be deemed filed under such Acts.

                               PERFORMANCE GRAPH
                           FOR L.A. GEAR COMMON STOCK
                              SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

      Measurement Period                                           S&P SHOES
    (Fiscal Year Covered)        L.A. GEAR INC      S&P 500          INDEX
1988                                    100             100             100
1989                                 357.78          130.84          166.09
1990                                 115.53          126.30          150.80
1991                                 105.60          151.99          287.70
1992                                 121.75          180.07          373.06
1993                                 113.05          198.26          270.73

                   SHAREHOLDER RETURNS (DIVIDENDS REINVESTED)

                                                      NOVEMBER
                                             INDEXED/CUMULATIVE RETURNS($)
                                   -------------------------------------------------
          COMPANY/INDEX            1988    1989     1990     1991     1992     1993
          --------------           ----   ------   ------   ------   ------   ------
L.A. GEAR, INC. ................   100    357.78   115.53   105.60   121.75   113.05
S&P 500 INDEX...................   100    130.84   126.30   151.99   180.07   198.26
S&P SHOES INDEX.................   100    166.09   150.80   287.70   373.06   270.73

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS IN CONNECTION WITH THE SALE OF SERIES A PREFERRED STOCK

     The Series A Stock was sold to Trefoil pursuant to the Stock Purchase Agreement, dated as of May 27, 1991 and amended as of July 25, 1991 (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, Trefoil has agreed (i) that it will not sell any shares of Series A Preferred Stock until September 12, 1994 if the effect of such sale would be to reduce Trefoil's percentage ownership to less than a majority of the issued and outstanding shares of Series A Preferred Stock and (ii) that Trefoil will not sell shares of Series A Preferred Stock during such period in block transactions of more than $25 million in aggregate stated value (each share of Series A Preferred Stock has a stated value of $100 per share (the "Stated Value")).

     Pursuant to the Stock Purchase Agreement, Trefoil has agreed that prior to September 12, 1994, it and its affiliates will not engage in (other than through its investment in the Company) (i) the athletic footwear business or (ii) any other line of business conducted by the Company which accounts for at least 15% of the consolidated net sales of the Company and its subsidiaries, during any fiscal year ending after September 12, 1991, the date on which the Series A Preferred Stock was first issued (a "Competitive Business"). Notwithstanding the foregoing, Trefoil may invest in, purchase or acquire a business or person if
(i) such business does not consist solely of, or such person is not engaged solely, in the athletic footwear business and (ii) the business or person does not derive more than the greater of $50 million or 25% of its net sales from the athletic footwear business or any Competitive Business. Trefoil also may acquire up to 5% of any class of securities of a company whose securities are registered under Section 12 of the Exchange Act.

     Pursuant to the Stock Purchase Agreement, Trefoil has agreed to deliver to the Company or its nominee an irrevocable proxy to vote all of the then outstanding shares of Series A Preferred Stock owned by Trefoil in favor of any merger of the Company with or into another corporation if all of the following conditions are satisfied: (i) a definitive agreement of merger has been signed,
(ii) the market price of the Common Stock for the twenty consecutive trading days immediately prior to execution of a definitive agreement of merger is at least 175% of the conversion price (which is $10.00, subject to certain antidilution provisions (the "Conversion Price")), (iii) the per share merger consideration to be received by the holders of Common Stock is at least 175% of the Conversion Price, and (iv) the per share merger consideration to be received by the holders of Series A Preferred Stock is at least equal to the per share consideration payable to the holders of Common Stock multiplied by the conversion ratio which is the Stated Value divided by the Conversion Price.

     The Company has entered into a Registration Rights Agreement, dated as of May 27, 1991, with Trefoil (the "Trefoil Registration Rights Agreement"), pursuant to which the Company has agreed that upon the request of one or more holders of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock or shares of Common Stock acquired by Trefoil after September 12, 1991, (collectively, the "Registrable Securities"), the Company will effect registration under the Securities Act of all or part of such holders' Registrable Securities. The Company is only obligated to effect three such registrations. The Company may not include in any such registration shares issued for its own account. Whenever the Company shall effect a registration pursuant to the Trefoil Registration Rights Agreement, the Company will be required to pay the costs of any such registration of securities, other than underwriting discounts or commissions. In addition, if the Company is registering securities for sale of its own account, at the request of holders of Registrable Securities, the Company must, subject to certain limitations, include such securities in any such registration.

SERVICES AGREEMENT

     See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for a discussion of the Services Agreement.

TRANSACTIONS IN CONNECTION WITH THE SALE OF COMMON STOCK

     The Company sold 1,244,445 newly issued shares of Common Stock for an aggregate purchase price of approximately $14 million to Pentland Ventures, Ltd. ("Ventures"), an affiliate of Pentland Group plc, pursuant to a Stock Purchase Agreement, dated as of April 28, 1992, between the Company and Ventures (the "Pentland Stock Purchase Agreement"). Under the Pentland Stock Purchase Agreement, until the earlier of (i) April 28, 1997 and (ii) the date 60 days after Trefoil or any Affiliate (as defined in the Stock Purchase Agreement) or Associate (as defined in the Stock Purchase Agreement) of Trefoil or any successor to Trefoil that is directly or indirectly controlled by the directors or executive officers of SCA (collectively, the "Trefoil Group"), collectively cease to own at least 10% of the outstanding Common Stock of the Company on a fully diluted basis, Ventures and its Affiliates and Associates shall not, directly or indirectly, alone or in concert with others:

          (1) effect or seek, offer or propose to effect, or cause or participate in, (V) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries (except by way of distribution made available to holders of Common Stock generally and except for acquisitions of Common Stock if, after giving effect to such acquisition, Ventures together with its Affiliates and Associates beneficially own no more than 9.9% of the outstanding Common Stock at the time of such acquisition); (W) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (X) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (Y) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission (the "SEC")) or consents to vote any voting securities of the Company; or
     (Z) any sale, transfer, pledge, or disposal of any shares of Common Stock to a person who, after giving effect to such transaction, would, together with its Affiliates and Associates, to the knowledge of Ventures after reasonable inquiry, beneficially own 10% or more of the outstanding shares of Common Stock (subject to certain exceptions); (2) take any other action to seek to control the management, Board of Directors or policies of the Company; (3) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clause 1 above; (4) solicit the Company to repurchase any of the shares of Common Stock that are subject to the Pentland Stock Purchase Agreement or shares of Common Stock that are the subject of the Stock Option Agreement (defined below); or (5) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

     In the event of a breach of the Pentland Stock Purchase Agreement by Ventures, in addition to its remedies at law or in equity, the Company shall be entitled to terminate the Sourcing Agreement (defined below) without liability thereunder. The Pentland Stock Purchase Agreement also provides that for a period of four years from April 28, 1992, neither Pentland nor any of its Subsidiaries (as defined in the Pentland Stock Purchase Agreement) shall solicit to employ any executive, senior management or other key employee of the Company or any of its Affiliates.

     Pursuant to a Stock Option Agreement, dated as of April 28, 1992 (as amended to date), between the Company and Ventures (the "Stock Option Agreement"), the Company has granted to Ventures an irrevocable option (the "Option") to purchase up to 400,000 additional shares of Common Stock at exercise prices of $13.50 (for 200,000 of such shares) and $16.125 (for the remaining 200,000 shares of Common Stock subject to the Option). The number of shares subject to the Option and the exercise price therefore are subject to adjustment in certain circumstances. The Options became exercisable by Ventures on October 28, 1992, and may be exercised from time to time until April 28, 1996.

     Pursuant to a Registration Rights Agreement, dated as of April 28, 1992 (as amended to date), between the Company and Ventures (the "Pentland Registration Rights Agreement"), Ventures has been granted the right (i) to require, subject to certain limitations, the Company to register the shares of Common Stock issued to Ventures under the Securities Act ("Demand Registration") and (ii) to include, subject to certain limitations, such shares of Common Stock in certain other registrations of the Company's shares of Common Stock under the Securities Act ("Incidental Registration"). Ventures is entitled to one Demand Registration which must be made in respect of no more than 400,000 and no less than 300,000 shares of Common Stock. The Company is not required to effect any Demand Registration prior to the earlier of October 28, 1994 and the date the Trefoil Group ceases to own 10% of the Common Stock then outstanding on a fully-diluted basis (the "Sale Date") and after April 28, 1996. The Company is not required to effect the Incidental Registration of more than 200,000 shares of Common Stock in any twelve-month period. The Company is not required to effect any Incidental Registration prior to the earlier of April 28, 1993 and the Sale Date or after April 28, 1996. The Company is obligated to pay certain registration expenses in connection with a Demand Registration. The Company and Ventures have agreed to indemnify each other against certain liabilities and claims arising from or based upon certain violations of applicable securities laws or regulations. The Company may terminate the Pentland Registration Rights Agreement without liability if Ventures has breached the Pentland Stock Purchase Agreement, the Stock Option Agreement or the Sourcing Agreement (defined below).

SOURCING AGREEMENT

     Pursuant to the Sourcing Agreement, dated as of April 28, 1992 (the "Sourcing Agreement"), a Pentland affiliate was appointed the exclusive sourcing representative of the Company with respect to certain footwear manufacturers located in various countries in the Far East. In consideration of its services under the Sourcing Agreement, the Pentland affiliate will receive a sourcing fee based on the aggregate U.S. dollar price of certain products manufactured for the Company by manufacturers sourced by the Pentland affiliate. Unless otherwise terminated in accordance with its terms, the Sourcing Agreement shall remain in force until December 31, 1995 and shall continue in force thereafter unless terminated by either the Company or the Pentland affiliate on six months' prior written notice. The Sourcing Agreement may be terminated by the Company (i) if defective products exceed certain agreed percentages, (ii) upon certain bankruptcy events with respect to the Pentland affiliate or an affiliate thereof, or (iii) upon the breach of the Stock Option agreement and the Pentland Registration Rights Agreement. The Sourcing Agreement also may be terminated by the Pentland affiliate (i) upon certain bankruptcy events with respect to the Company, (ii) upon the sale or transfer of all or substantially all of the Company's assets, or (iii) upon certain consolidations or mergers involving the Company.

PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED DEBENTURES

     See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for a discussion of the Debentures.

                                 ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended November 30, 1993 (the "1993 Annual Report") was mailed to shareholders on or about February 28, 1994 and preceded or accompanies this Proxy Statement. The 1993 Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Price Waterhouse, independent accountants.

                              REVOCATION OF PROXY

     The accompanying Proxy may be revoked by a shareholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the Meeting and voting in person. All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the shareholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this Proxy Statement.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 has been retained to solicit proxies by mail, telephone or personal solicitation for a fee of $4,500 plus expenses. The Company has also arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

                           PROPOSALS OF SHAREHOLDERS

     Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 1995 Annual Meeting of Shareholders must be submitted by a shareholder prior to November 1, 1994, in a form that complies with applicable regulations.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center (13th Floor), New York, New York 10048 and Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

                                 OTHER MATTERS

     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Thomas F. Larkins

                                          Thomas F. Larkins
                                          Secretary

February 28, 1994

                                L.A. GEAR, INC.
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 19, 1994
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned holder(s) of Common Stock of L.A. Gear, Inc. (the "Company") hereby nominate(s), constitute(s) and appoint(s) Stanley P. Gold, Mark R. Goldston and Allan R. Dalshaug and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the annual meeting of shareholders (the "Meeting") of the Company to be held at Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California on April 19, 1994 at 10:00 a.m., local time, or at any and all adjournments and postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2. THE PROXY WHEN PROPERLY EXECUTED SHALL BE VOTED IN ACCORDANCE AS DIRECTED. IF NO DIRECTION IS MADE FOR A GIVEN PROPOSAL, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.

                 (Continued and to be signed on the other side)


      ---------------
          Common                      -----  Please mark
                                        X    your votes
                                      -----  as this

1.  ELECTION OF DIRECTORS
Nominees:        Walter C. Bladstrom, Allan E. Dalshaug, Willie D. Davis, Mark
                 R. Goldston, Stephen A. Koffler, Ann E. Meyers and Clifford A.
                 Miller.

(INSTRUCTION: to withhold authority to vote for any individual nominee, or nominees, write the name of the nominee or nominees in the space below.)

                                        WITHHOLD
all nominees listed             FOR     AUTHORITY
(except as indicated           -----      -----    to vote for
to the contrary).                                  all nominees
Discretionary authority        -----      -----    listed.
to cumulate votes is granted.

- ----------------------------------------------------------------------
2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

                                FOR     AGAINST    ABSTAIN
                               -----     -----      -----

                               -----     -----      -----

3. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as properly may come before the Meeting and at any and all adjournments and postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

                    I WILL      WILL NOT
                                attend this meeting in person
                     -----       -----

                     -----       -----

  The Undersigned hereby ratifies and confirms all that the Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement accompanying said Notice and the 1993 Annual Report delivered with or prior to said Notice.

Dated: ____________________________, 1994


_________________________________________
           (Please Print Name)

_________________________________________
  (Signature of Holder of Common Stock)

(Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles).